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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

      Rule                           Arthur                    Richards
--------------------------------------------------------------------------------
      (Last)                        (First)                    (Middle)

      c/o Global Resource Investments Ltd.
      7770 El Camino Real
--------------------------------------------------------------------------------
                                    (Street)

     Carlsbad                         CA                         92009
--------------------------------------------------------------------------------
     (City)                         (State)                      (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Vista Gold Corp. (VGZ)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

     N/A
________________________________________________________________________________
4.   Statement for Month/Day/Year

     January 24, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |_|  Form Filed by One Reporting Person
     |X|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Shares               1/24/03                    X             12,476       A     $1.50
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Common Shares               1/24/03                  J(1)            12,476       D
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Common Shares               1/27/03                    X              8,000       A     $1.50
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Common Shares               1/27/03                  J(1)             8,000       D                70,000       I          *
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                                                                                                  930,007       I          **
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

(1) Represents distributions of Common Shares to persons unaffiliated with either of the Reporting Persons.

*     By Rule Investments, Inc.

**    By Exploration Capital Partners 2000 Limited Partnership

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

      Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number


                                Page 1 of 3 pages

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Warrants
(right                                                                          Common
to buy)      $1.50   1/24/03            X              12,476  Immed.  3/18/07  Shares    12,476          203,820    I        ***
------------------------------------------------------------------------------------------------------------------------------------
Warrants
(right                                                                          Common
to buy)      $1.50   1/27/03            X              8,000   Immed.  2/1/07   Shares     8,000           72,000    I        ***
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====================================================================================================================================

Explanation of Responses:

***   By Global Resource Investments Ltd.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

Arthur Richards Rule


By:  /s/ Keith Presnell                                      January 27, 2003
---------------------------------------------            -----------------------
     Keith Presnell, Attorney-in-Fact                             Date

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


                                Page 2 of 3 pages

                             Joint Filer Information

Name:                   Rule Family Trust u/d/t 12/17/98

Address:                c/o Global Resource Investments Ltd.
                        7770 El Camino Real
                        Carlsbad, CA 92009

Designated Filer:       Arthur Richards Rule

Issuer and Ticker
   Symbol:              Vista Gold Corp. (VGZ)

Date of Event
Requiring Statement:    1/24/03

Signature:              Rule Family Trust u/d/t 12/17/98


                        By:  /s/ Keith Presnell
                           ------------------------------------
                           Keith Presnell, Attorney-in-Fact for
                             Arthur Richards Rule, Trustee

Additional Explanation of Responses:

Rule Family Trust is a revocable trust established by the Reporting Person.

                                   Page 3 of 3